Synthetic Blood International, Inc.

Company Contact:	Investor Contact:
Synthetic Blood International, Inc.	Lippert/Heilshorn & Associates, Inc.
Joan Mahan	Jody Cain (jcain@lhai.com)
800-809-6054	Brandi Floberg (bfloberg@lhai.com)

310-691-7100

Synthetic Blood International Completes $1.85 Million Financing

Costa Mesa, Calif. – July 13, 2005 – Synthetic Blood International, Inc. (OTCBB: SYBD) today announced that it has sold original issue, discount, unsecured convertible debentures in the aggregate principal amount of $1.85 million, together with warrants to purchase 8,409,083 shares of common stock over a period of three years at an exercise price of $0.242 per share. The debentures will be amortized over a three year period with stock or cash. Synthetic Blood agreed to file a registration covering resale of the common stock issued under the debentures and warrants. The transaction was arranged by HPC Capital Management LLC of Atlanta and New York, and the investment group participating in the transaction was led by private equity firm Palisades Master Fund.

The proceeds of this financing will be used to fund Synthetic Blood’s ongoing Phase II trial with Oxycyte™, the Company’s proprietary perfluorocarbon (PFC) blood substitute and therapeutic oxygen carrier, as well as for working capital purposes.

“These are very exciting times at Synthetic Blood as we open additional clinical sites and continue screening and treating patients in our first Phase II Oxycyte clinical trial that is evaluating the safety and efficacy of preventing tissue hypoxia in hip revision surgery patients,” said Robert Nicora, Synthetic Blood president and CEO. “We remain on track to present data from this trial by the end of this year.”

The issuance of the debentures and warrants was not registered under the Securities Act of 1933 and the securities may not be sold without registration or an exemption from such registration requirements. This press release is not an offer to sell any securities.

About Synthetic Blood International

Synthetic Blood International is dedicated to commercializing innovative pharmaceuticals and medical devices in the field of oxygen therapeutics and continuous substrate monitoring. The Company has under development a blood substitute and a liquid ventilation product, and an implantable glucose sensor. These products are based upon core technologies that include biomedical applications for perfluorocarbons, and medical and industrial applications for biosensors. Each of the product candidates is designed with advantages over currently marketed products in major markets including acute respiratory distress syndrome, stroke, myocardial infarction, surgery, trauma, malignant tumors and diabetes. For further information, visit www.sybd.com.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical facts which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements.

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